Exhibit 8.1


                                        May 20, 1998



 Partners First Receivables Funding, LLC
 900 Elkridge Landing Road
 Suite 301
 Linthicum, MD 21090

           Re: Registration Statement No. 333-29495 on Form S-3 relating to Partners First Credit Card Master Trust


 Ladies and Gentlemen:

      In connection with the filing of Registration Statement No. 333-29495 on Form S-3 relating to Partners First Credit Card Master Trust (the "Registration Statement") with the Securities and Exchange Commission, you have requested our opinion regarding certain description of tax consequences contained in the form of prospectus (the "Prospectus") included in the Registration Statement.

      Our opinion is based on an examination of the Prospectus, the Pooling and Servicing Agreement, dated as of January 29, 1998, by and among Partners First Receivables Funding, LLC, as Transferor, Partners First Holdings, LLC, as Servicer, and The Bank of New York, as Trustee, as amended or as supplemented from time to time (the "Agreement") and such other documents, instruments and information as we considered necessary. Our opinion is also based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulation and interpretations on which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service.

      Based on the foregoing, we hereby confirm that the statements in the Prospectus under the headings "Prospectus Summary Tax Status," "U.S. Federal Income Tax Consequences" and "State and Local Taxation," subject to the qualifications set forth therein, accurately describe the material federal and Delaware income tax consequences to holders of the offered Securities, under existing law and the assumptions stated therein.

      We also note that the Prospectus and the Agreement do not relate to a specific transaction. Accordingly, the above-referenced description of federal income tax consequences may, under certain circumstances, require modification in the context of an actual transaction.

      We express no opinion with respect to the matters addressed in this letter other than as set forth above.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Skadden, Arps, Slate,
                                            Meagher & Flom LLP